    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2001
                                                      REGISTRATION NO. 333-02129


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            POST EFFECTIVE AMENDMENT
                                    NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         COMMISSION FILE NUMBER 1-10140
                        AMERICA WEST HOLDINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                   AS SUCCESSOR OF AMERICA WEST AIRLINES, INC.

                         DELAWARE                                                                 86-0418245
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)                         (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                      4512
            (Primary Standard Industrial Classification Code Number)

                               STEPHEN L. JOHNSON
                              SENIOR VICE PRESIDENT
                        AMERICA WEST HOLDINGS CORPORATION
                           111 WEST RIO SALADO PARKWAY
                              TEMPE, ARIZONA 85281
                                 (602) 693-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF CORRESPONDENCE TO:
                               SAMUEL M. LIVERMORE
                               COOLEY GODWARD, LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                          SAN FRANCISCO, CA 94111-3580
                                 (415) 693-2000
                               FAX (415) 951-3699
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
              SECURITIES TO THE PUBLIC: FROM TIME TO TIME AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

-----------------

         The Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective 'in accordance with the Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

         The registration fees were paid at the time of the original filing of this registration statement.

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus in this Registration Statement also relates to 1,200,000 shares of Class A Common Stock and 1,200,000 shares of Class B Common Stock previously registered under a Registration Statement on Form S-3, Registration No. 33-54243.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION DATED FEBRUARY 21, 2001




                                   PROSPECTUS



                        AMERICA WEST HOLDINGS CORPORATION
                     941,431 SHARES OF CLASS A COMMON STOCK
                    1,072,676 SHARES OF CLASS B COMMON STOCK


         This prospectus relates to 941,431 shares of Class A Common Stock and 1,072,676 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock are collectively referred to as the "Shares"), of America West Holdings Corporation, a Delaware corporation ("Holdings"). Of the 1,072,676 shares of Class B Common Stock to be registered, 941,431 shares are issuable upon conversion of the Class A Common Stock. Holdings is the parent company for America West Airlines, Inc. ("AWA") and The Leisure Company ("TLC"). Unless otherwise indicated, the "Company" and "America West" refer collectively to Holdings, AWA and TLC.

         The Selling Stockholders may offer shares of Class A Common Stock through private transactions at individually negotiated prices. The Selling Stockholders may offer the Shares of Class B Common Stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at individually negotiated prices.

         The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "AWA." The last reported sales price of the Company's Class B Common Stock on the New York Stock Exchange on February 16, 2001 was $12.15 per share. The Company does not intend to file an application to have the Class A Common Stock listed on any national securities exchange and does not expect to have an active trading market develop for the Class A Common Stock.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

         The Company will pay for expenses incurred to prepare and file the Registration Statement of which this prospectus is a part as well as all post-effective amendments. Estimated expenses payable by the Company in connection with this offering are approximately $13,000.

         The aggregate proceeds to the Selling Stockholders from the Shares will be the price of the Shares sold. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Shares being offered hereby.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY ___, 2001.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                                                                  PAGE

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS.....................................                3

WHERE TO FIND MORE INFORMATION......................................................................                3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................................                3

FORWARD-LOOKING INFORMATION.........................................................................                4

THE COMPANY.........................................................................................                4

RISK FACTORS........................................................................................                5

USE OF PROCEEDS.....................................................................................                7

SELLING STOCKHOLDERS................................................................................                8

PLAN OF DISTRIBUTION................................................................................                9

LEGAL MATTERS......................................................................................                10

EXPERTS............................................................................................                10

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

         You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. The Selling Stockholders are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Shares.

                         WHERE TO FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, or request copies of any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference room by calling the SEC at (800) SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our Class B Common Stock is quoted on The New York Stock Exchange. Reports, proxy statements and other information concerning America West may also be inspected at the offices of the New York Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update the information in this prospectus.

         We also incorporate by reference all annual, quarterly and current reports filed by the Company during 1999 and 2000. These include the Annual Report on Form 10-K for the year ended December 31, 1999, the Quarterly Reports on Forms 10-Q filed for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and the Current Report on Form 8-K filed on December 6, 2000. We also incorporate by reference the portions of the Proxy Statement for the annual stockholder meeting held on May 25, 2000, that were incorporated by reference in the Form 10-K. In addition, the description of the Company's Class B Common Stock set forth in AWA's Registration Statement on Form 8-A filed on August 10, 1994, including any amendments or reports filed for the purpose of updating such description, is incorporated by reference. Any future annual, quarterly or current reports and proxy materials filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are also hereby incorporated by reference.

         As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or call us at: Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281; (480) 693-5839.

                           FORWARD-LOOKING INFORMATION

         This prospectus contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's results are competitive practices in the airline and travel industries generally and particularly in the Company's principal markets, the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees and the Company's ability to negotiate the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the Company's operations. For additional discussion of such risks see "Risk Factors." Any forward-looking statements speak only as of the date such statements are made.

                                   THE COMPANY

         Holdings is a Delaware corporation and the parent company for AWA and TLC. AWA is the ninth largest commercial airline carrier in the United States, operating through its principal hubs located in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub located in Columbus, Ohio. AWA has the lowest cost structure of all major full-service domestic airlines in the United States. TLC arranges and sells leisure travel products that may include airfare, hotel accommodations, ground transportation, and a variety of other travel options.

         The Company's principal offices are located at 111 West Rio Salado Parkway, Tempe, 85281, and its telephone number is (480) 693-0800.

                                  RISK FACTORS

         The Shares offered involve a high degree of risk. You should carefully consider the risks below before making an investment decision. The risks below are not the only risks facing the Company. There may be additional risks and uncertainties not presently known to us or that we have deemed immaterial which could also negatively impact our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. This prospectus may contain certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

THE AIRLINE INDUSTRY AND THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST CARRIERS WITH SUBSTANTIALLY GREATER RESOURCES OR LOW-COST STRUCTURES.

The airline industry is highly competitive and industry earnings are typically volatile. We compete with other airlines on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. We compete against both larger carriers with substantially greater resources than we have available as well as smaller carriers with low-cost structures. Many of our larger competitors have proprietary reservation systems and more expansive marketing and advertising programs than we do and smaller carriers may be able to offer prices at discounts lower than we are able to offer. We may be unable to compete effectively against carriers with substantially greater resources or low-cost structures.

Most of the markets we serve are highly competitive. The markets we serve are frequently high volume vacation destinations, most of which are likely to experience discounted fares because ticket prices are a leading consideration among leisure travel consumers. At our Phoenix and Las Vegas hubs, our principal competitor is Southwest Airlines. However, we also compete against new carriers that enter the airline industry, many of which have low-cost structures and initiate price discounting. Price discounting occurs when a carrier offers discounts or promotional fares to passengers. The entry of additional new carriers in many of our markets, as well as increased competition from or the introduction of new services by existing carriers, could reduce the numbers of tickets we sell and therefore affect our operating results.

If the rates of travel on the routes that we serve decrease or if competition increases between carriers, we may not be able to compete effectively and our operating results could decline both in absolute terms and in relation to the operating results of our competitors.

TLC's business is also highly competitive. TLC competes with wholesalers and tour operators, some of which have substantially greater financial and other resources than TLC.

The Company's results of operations for interim periods are not necessarily indicative of those for an entire year, because the travel business is subject to seasonal fluctuations. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline and leisure travel industries in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year.

OUR HIGH LEVEL OF DEBT MAY LIMIT OUR ABILITY TO FUND GENERAL CORPORATE REQUIREMENTS, LIMIT OUR FLEXIBILITY IN RESPONDING TO COMPETITIVE DEVELOPMENTS AND INCREASE OUR VULNERABILITY TO ADVERSE ECONOMIC AND INDUSTRY CONDITIONS. MOST OF THIS LEVERAGE STEMS FROM OUR SIGNIFICANT OFF BALANCE SHEET OBLIGATIONS.

As of December 31, 2000, we owed approximately $145.6 million of long-term debt (less current maturities). Much of this debt is secured by a large portion of our assets, leaving us with a limited number of assets to use to obtain additional financing which we may need if we encounter adverse industry conditions or a prolonged economic recession in the future. Our high level of debt and the financial and other covenants in our debt instruments may also limit our ability to fund general corporate requirements, including working capital and capital expenditures, limit our flexibility in responding to competitive developments and increase our vulnerability to adverse economic and industry conditions.

AWA has outstanding orders to purchase aircraft as well as option rights to purchase additional aircraft. AWA has arranged for financing for a portion of the outstanding orders to purchase the aircraft, but AWA will have to look to outside sources to finance the remaining aircraft. We cannot guarantee that AWA will be able to obtain enough capital to finance the remainder of the aircraft, and if AWA defaults on commitments to purchase aircraft, our ability to execute our business strategy could be materially impaired.

EFFORTS BY LABOR UNIONS TO ORGANIZE AWA'S EMPLOYEES HAVE OCCURRED IN THE PAST AND WE EXPECT WILL OCCUR IN THE FUTURE, WHICH COULD DIVERT MANAGEMENT ATTENTION AND INCREASE OUR OPERATING EXPENSES.

In the recent past, labor unions have made several attempts to organize AWA's employees, and we expect that these efforts will continue. Certain groups of AWA's employees have chosen to be represented by unions and we are currently negotiating collective bargaining agreements with some of these groups. Furthermore, some of our existing collective bargaining agreements are now or will soon be amendable, and we will be obligated to negotiate the amendments to these agreements as well. We cannot predict which, if any, other groups of employees may seek union representation or the outcome of collective bargaining agreements that we may be forced to negotiate in the future. The negotiation of these agreements could divert management attention and result in increased operating expenses and lower net revenues. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through "cooling off" periods, which are often followed by union-initiated work actions, including strikes. Depending on the type and duration of work action we endure, our operating expenses could increase significantly.

THE STOCKHOLDERS WHO EFFECTIVELY CONTROL THE VOTING POWER OF OUR COMPANY COULD TAKE ACTIONS THAT WOULD FAVOR THEIR OWN PERSONAL INTERESTS TO THE DETRIMENT OF OUR INTERESTS.

Currently, three stockholders collectively control approximately 50% of the total voting power of Holdings. These stockholders, TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. are all controlled by the same company, TPG Advisors, Inc. Since TPG Advisors, Inc. is an investment firm, its strategic objectives may be different than both the short-term or long-term objectives of our board of directors and/or management. We cannot guarantee that the controlling stockholders identified above will not try to influence our business in a way that would favor their own personal interests to the detriment of our interests.

ANY FLUCTUATIONS IN FUEL COSTS COULD AFFECT OUR OPERATING EXPENSES AND RESULTS.

The price and supply of jet fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, regional production patterns and environmental concerns. Since fuel is the principal raw material used in our business, accounting for approximately 16% of our total operating expenses in 2000, price escalations or reductions in the supply of jet fuel will increase our operating expenses and cause our operating results to decline. For example, with the level of fuel consumption as of January 1, 2001, a one cent per gallon increase in jet fuel prices will cause our annual operating results to decline by $4.7 million. We have implemented a "fuel hedging" program to manage the risk and effect of fluctuating jet fuel prices on our business. Our hedging program tries to offset increases in jet fuel costs by acquiring derivative instruments keyed to the future price of heating oil, effectively resulting in a lower net cost of jet fuel. Despite this program, we may not be adequately protected against jet fuel costs. As of January 31, 2001, our hedging program covers only approximately 50% of projected fuel volumes in the first quarter of 2001 and 11% of projected fuel volumes in the second and third quarters of 2001. In addition, our program primarily addresses our exposure to fuel requirements on the East Coast as opposed to the more volatile West Coast jet fuel prices, even though we primarily serve the Western United States and purchase a substantially larger portion of our jet fuel requirements on the West Coast compared to our larger competitors. For these reasons, the protective measures we have adopted to protect against increases in jet fuel costs may be inadequate and our operating results are susceptible to decline.

OUR OPERATING COSTS COULD INCREASE AS A RESULT OF PAST, CURRENT OR NEW REGULATIONS THAT IMPOSE ADDITIONAL REQUIREMENTS AND RESTRICTIONS ON AIRLINE OPERATIONS.

The airline industry is heavily regulated. Both federal and state governments from time to time propose laws and regulations that impose additional requirements and restrictions on airline operations. Implementing these measures, such as recently enacted aviation ticket taxes and passenger safety measures, has increased operating costs for America West and the airline industry as a whole. Depending on the implementation of these and other laws, our operating costs could increase significantly. We cannot predict which laws and regulations will be adopted or the changes and increased expense that they could cause. Accordingly, we cannot guarantee that future legislative and regulatory acts will not have a material impact on our operating results.

BROAD STOCK MARKET FLUCTUATIONS, QUARTERLY VARIATIONS IN OPERATING RESULTS AND OTHER EVENTS OR FACTORS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS B COMMON STOCK.

         The stock market has experienced significant price and volume fluctuations that have affected the market prices or equity securities of companies in the airline industry and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class B Common Stock of Holdings (the "Class B Common Stock"). In addition, the market price of the Class B Common Stock is volatile and subject to fluctuations in response to quarterly variations in operating results, announcements of new services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares will go to the Selling Stockholders who offer and sell them. Accordingly, we will not receive any proceeds from sales of the Shares.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of February 20, 2001, regarding (1) the number of shares of Class A Stock owned by the Selling Stockholders, (2) the number of shares of Class B Common Stock that the Selling Stockholders would own if they caused their shares of Class A Common Stock to convert to Class B Common Stock, (3) the number of shares of Class A Common Stock subject to this offering which may be offered pursuant to this prospectus and (4) the number of shares of Class B Common Stock subject to this offering which may be offered pursuant to this prospectus. Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be owned by the Selling Stockholders after completion of this offering.

                                          CLASS B
                                          COMMON
                                           STOCK       CLASS A     CLASS B
                                          ISSUABLE     COMMON      COMMON
                              CLASS A       UPON        STOCK        STOCK               CLASS A COMMON                CLASS B
                              COMMON    CONVERSION     SUBJECT      SUBJECT               STOCK OWNED               COMMON STOCK
                              STOCK     OF CLASS A       TO           TO                   AFTER THE                OWNED AFTER
                              OWNED     COMMON STOCK   OFFERING     OFFERING               OFFERING                 THE OFFERING
                                                                                NUMBER     PERCENTAGE     NUMBER    PERCENTAGE
TPG Partners, L.P.         780,473      780,473      780,473      780,473         --            --          --          --
TPG Parallel 1, L.P.        78,644       78,644       78,644       78,644         --            --          --          --
Air Partners 11, L.P.       82,314       82,314       82,314       82,314         --            --          --          --
TPG GenPar, L.P                 --           --           --        6,245         --            --          --          --
---------------------------------------------------------------------------------------------------------------------------------
William A. Franke               --           --           --      125,000         --            --          --          --
---------------------------------------------------------------------------------------------------------------------------------
Totals                     941,431      941,431      941,431    1,072,676         --            --          --          --


         In connection with the Company's reorganization in 1994, TPG Partners, L.P. ("TPG"), TPG Parallel I, L.P. ("TPG Parallel"), and Air Partners II, L.P. ("Air Partners") (collectively, the "Selling Entities"), together with certain other entities, invested $205.3 million in consideration for the issuance of securities by the Company, consisting of 1,200,000 shares of Class A Common Stock at a price of $7.467 per share; 12,981,636 shares of Class B Common Stock, including 12,259,821 shares at a price of $7.467 per share and 721,815 shares at $8.889 per share; and certain warrants to purchase Class B Common Stock. The Registration Statement of which this prospectus is a part covers the re-sale by the Selling Entities of up to (a) 941,431 shares of Class A Common Stock and (b) 941,431 shares of Class B Common Stock, representing the same number of shares of Class B Common Stock that the Selling Stockholders would hold if they exercised their right to convert their shares of Class A Common Stock. The Selling Stockholders have previously disposed of the other shares.

         TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of each of TPG Parallel and Air Partners is also TPG GenPar. The general partners of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors include James
G. Coulter (director and vice president), Richard P. Schifter (vice president) and Jeffrey A. Shaw (vice president). Mr. Schifter and Mr. Shaw are presently directors of Holdings and AWA. Mr. Coulter is a former director of Holdings and AWA. The table above also covers shares of Class B Common Stock granted to non-employee directors and subsequently transferred to TPG GenPar including: (i) 3,282 shares granted to Mr. Schifter, 819 of which were granted to Mr. Schifter on December 31, 1997, 698 of which were granted to Mr. Schifter on December 31, 1998, 765 of which were granted to Mr. Schifter on December 31, 1999 and 1,000 of which were granted to Mr. Schifter on December 31, 2000; (ii) 1,446 shares granted to Mr. Shaw, 446 of which were granted to Mr. Shaw on December 31, 1999 and 1,000 of which were granted to Mr. Shaw on December 31, 2000, and (iii) 1,517 shares granted to Mr. Coulter, 819 of which were granted to Mr. Coulter on December 31, 1997 and 698 of which were granted to Mr. Coulter on December 31, 2000. The table above does not reflect (i) 21,000 shares of Class B Common Stock that Mr. Schifter may acquire upon exercise of stock options, granted annually to Mr. Schifter in 3,000 share increments from 1994 to 2000; (ii) 6,000 shares of Class B Common Stock that Mr. Shaw may acquire upon exercise of stock options, granted annually to Mr. Shaw in 3,000 share increments in 1999 and 2000; and (iii) 12,000 shares of Class B Common Stock that Mr. Coulter acquired by exercising stock options, granted annually to Mr. Coulter from 1994 to 1998.

         The Registration Statement of which this prospectus is a part also covers 125,000 shares of Class B Common Stock held by William A. Franke, the Chairman, President and Chief Executive Officer of Holdings and AWA and the Chairman of TLC (together with the Selling Entities, the "Selling Stockholders"). All of these shares were issued to Mr. Franke in August 1994 during AWA's emergence from bankruptcy pursuant to a court approved agreement with Mr. Franke.

         Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of this offering.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer the Shares at various times in one or more of the following transactions:

         -        on the New York Stock Exchange

         -        in the over-the-counter market;

         - in negotiated transactions other than on the New York Stock Exchange or the over-the-counter market;

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         -        in a combination of any of the above transactions.

         The Selling Stockholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated or at fixed prices.

         The Selling Stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers for whom they acted as agents.

         In order to comply with the securities laws of certain states, if necessary, the Shares will only be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Company will pay all of the expenses incident to the offering and sale to the public of the Shares offered hereby and any commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated at approximately $13,000.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered by this prospectus have been passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT                                                  DESCRIPTION
      23.1         Consent of KPMG LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement No. 333-02129 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 20th day of February, 2001.

                                         AMERICA WEST HOLDINGS CORPORATION




                                         By:
                                            ------------------------------------
                                                 William A. Franke
                                                 Chairman of the Board and Chief
                                                 Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to Registration Statement No. 333-02129 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                            TITLE                                     DATE
                                                     Chairman of the Board of Directors
                                                     and Director, President and Chief         February 20, 2001
--------------------------------------------         Executive Officer (Principal
William A. Franke                                    Executive Officer)


                                                     Executive Vice President and
                                                     Director
                                                                                               February 20, 2001
--------------------------------------------
W. Douglas Parker

                                                     Senior Vice President and Chief
                                                     Financial Officer
                                                                                               February 20, 2001
--------------------------------------------
Thomas K. MacGillivray


     *                                               Director                                  February 20, 2001
--------------------------------------------
John L. Goolsby


     *                                               Director                                  February 20, 2001
--------------------------------------------
Walter T. Klenz

     *                                               Director                                  February 20, 2001
--------------------------------------------
Marie L. Knowles


     *                                               Director                                  February 20, 2001
--------------------------------------------
Richard C. Kraemer


     *                                               Director                                  February 20, 2001
--------------------------------------------
Robert J. Miller


     *                                               Director                                  February 20, 2001
--------------------------------------------
Denise M. O'Leary


     *                                               Director                                  February 20, 2001
--------------------------------------------
Richard P. Schifter


     *                                               Director                                  February 20, 2001
--------------------------------------------
Jeffrey A. Shaw


     *                                               Director                                  February 20, 2001
--------------------------------------------
John F. Tierney


*By:
         William A. Franke
         Chairman, Chief Executive Officer
         And President, as Attorney-in-Fact
         For the persons named above

                                  EXHIBIT INDEX


     EXHIBIT                                                  DESCRIPTION
      23.1         Consent of KPMG LLP